Exhibit 10.24

Bonus Agreement Key Terms

FOR VALUE RECEIVED, including an Employment Contract through Deel Brasil Assessoria Empresarial LTDA, (“Employment Agreement”), VME PROCESS INC. (“Company”) and MARCELO MALERBA (“Employee”), together referred to as “Parties”, hereby agree to the additional bonus agreement key terms outlined below whereby Employee may earn additional compensation under certain conditions. The terms of this agreement will be incorporated into a formal agreement.

Bonus

New Customer:

Employee shall earn a bonus of 4% of the gross margin for projects sold to new customers with a gross margin of 21%. Company and Employee may agree to reduce the gross margin, with a bonus reduction of 0.33% for each 1% reduction in gross margin. Bonus payments will be calculated and paid as follows: 2% of as-sold gross margin to be paid after the receipt of the first milestone payment. 2% of final gross margin to be paid after delivery of project per the contract terms.

Bonus Adjustments:

The bonus shall be increased by 0.33% of the final gross margin for every 1% increase in the final gross margin and shall be decreased by 1% for every 3% decrease in final gross margin. Bonus adjustments are limited to a maximum total bonus of 5% and a minimum total bonus of 2%.

Reconciliation:

The final gross margin shall be determined no longer than six months after delivery. The total bonus payment will be calculated using the final gross margin. The final payment shall be subject to a reconciliation, applying any prior bonus payments towards the total bonus payment. The reconciliation shall be completed no later than one month after the determination of the final gross margin.

Yinson and SPOG Projects:

The bonus for projects sold to Yinson or SPOG shall be calculated in the same manner as for new customers, but will be reduced to 65% of the new customer bonus amount.

Deferred Payments In the year a bonus is earned, the bonus payment will be capped at the lesser of 5% per project, or $200,000 for projects with a single PO, or $300,000 for projects with multiple POs. The company may defer payment of the balance of the bonus for up to two years, after which the remaining balance of the bonus shall be paid in full.

Liquidated Damages for Early Termination

Both parties acknowledge that their decision to enter the employment agreement is based upon the desire to establish a successful business presence in Brazil. The parties further agree that the full development of a successful business presence will take five years, and if either party were to terminate the employment contract before the end of the five-year period the other party would suffer damages that would be difficult to ascertain. The parties therefore agree to early termination liquidated damages. If Company terminates the employment contract without cause within five years of the start of employment, Company agrees to pay employee liquidated damages equal to the yearly base salary. If Employee terminates the employment contract without cause within five years of the start of employment, Employee agrees to pay company liquidated damages equal to the yearly base salary. Liquidated damages shall be paid in addition to any other payments owed under the employment contract and this agreement. The obligations of both parties to pay early termination liquidated damages shall expire five years after the start of employment.

Additional Provisions

Employee shall comply with all applicable anti-corruption laws. Employee shall comply with Company Business Ethics Policy. All payments will be made through Deel Brasil Assessoria Empresarial LTDA, with taxes withheld as required by law. Any other taxes shall be the responsibility of the Employee. Termination for cause shall include any illegal behavior, any material violation of anti-corruption laws or Company Business Ethics Policy, any material breach of the Employment Agreement. Any other provision that may, in the reasonable opinion of Company, be required.

Jurisdiction and Governing Law Clause The Parties determine that, even though the Employee has a contract enacted in Brazil through Deel Brasil, this instrument will be governed by the responsibilities of the parties established herein, namely VME PROCESS INC. (“Company”) and MARCELO MALERBA.

Payment Clause The Parties further declare that payment may be made by Deel Brasil as already described in the instrument, or, with the approval of both parties, payment may be deposited in an account owned by the employee or a company in which they have a shareholding, whether this account is in the United States or in another country. This obligation may be passed on to Deel, but the exclusive responsibility lies with VME PROCESS INC., which is accountable for any non-fulfillment.

IN WITNESS WHEREOF, Company and Employee have duly executed this Bonus Agreement Key Terms as of January 15, 2024 (“Effective Date”).

VME PROCESS, INC., a Texas Corporation

By:	/s/ Michael Thomas

Name: Michael Thomas

Title: President

/s/ MARCELO MALERBA

Name: MARCELO MALERBA

Title: Employee